Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Approach Resources, Inc. of our report dated March 10, 2017, relating to the consolidated financial statements of Approach Resources, Inc., appearing in the Annual Report on Form 10-K of Approach Resources, Inc. for the year ended December 31, 2017.

/s/ Hein & Associates LLP

Dallas, Texas

June 29, 2018